EXHIBIT 99.1

Leidos Holdings, Inc. Reports Third Quarter Fiscal Year 2017 Results

•	Revenues: $2.50 billion

•	Diluted Earnings per Share: $0.53

•	Non-GAAP Diluted Earnings per Share: $0.95

•	Net Bookings: $3.1 billion (book-to-bill ratio of 1.2)

•	Raising Full Year Earnings per Share and Margin Guidance

RESTON, Va., November 2, 2017 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology solutions company, today reported financial results for the third quarter of fiscal year 2017.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "Our third quarter results, including particularly strong margins and earnings, reflect continued momentum in our operational execution as a leading provider of science and technology solutions and services to our customers. We were able to leverage our scale to increase innovation, lower cost, and drive strong bookings which position us well for future growth."
Summary Results
Revenues for the quarter were $2.50 billion, compared to $1.87 billion in the prior year quarter. The current quarter results include $1.29 billion of revenue attributable to the Information Systems & Global Solutions business ("IS&GS Business") acquired from Lockheed Martin in August 2016, compared to $620 million of revenues in the prior year quarter.
Operating income for the quarter was $151 million, compared to $101 million in the prior year quarter. Operating margin increased to 6.0% from 5.4% in the prior year quarter. The current quarter results include $76 million of amortization of intangible assets, $21 million of acquisition and integration costs, $6 million of restructuring charges and $2 million of amortization of equity method investments related to the acquisition of the IS&GS Business. The prior year quarter results included $44 million of acquisition and integration costs, $27 million of amortization of intangible assets and $5 million of restructuring charges. Excluding these items, non-GAAP operating income for the quarter was $256 million compared to $177 million in the prior year quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.53, compared to $0.80 in the prior year quarter. Excluding the items mentioned in the preceding paragraph, non-GAAP diluted EPS for the quarter was $0.95, compared to $1.25 in the prior year quarter. The weighted average diluted share count for the quarter was 154 million, up from 114 million in the prior year quarter primarily due to the issuance of approximately 77 million shares of Leidos common stock to participating Lockheed Martin stockholders during the third quarter of fiscal year 2016 in connection with the acquisition of the IS&GS Business.
Defense Solutions
Defense Solutions revenues for the quarter of $1,201 million increased by $192 million, or 19%, compared to the prior year quarter. The revenue growth was primarily attributable to the acquired IS&GS Business and growth in certain airborne programs, partially offset by a contract write-up in the prior year quarter that did not recur in the current period and completion of certain contracts.
Defense Solutions operating income margin for the quarter was 6.7%, compared to 9.2% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 8.4%, compared to 9.6% in the prior year quarter, primarily due to a contract write-up on a certain contract in the prior year quarter that did not recur in the current period.

Civil
Civil revenues for the quarter of $838 million increased by $279 million, or 50%, compared to the prior year quarter. The revenue increase is primarily attributable to the acquired IS&GS Business.
Civil operating income margin for the quarter was 6.0%, compared to 6.8% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 11.2%, compared to 9.3% in the prior year quarter, reflecting stronger program performance and profit write-ups on certain contracts.
Health
Health revenues for the quarter of $464 million increased by $164 million, or 55%, compared to the prior year quarter. The revenue increase is primarily attributable to the acquired IS&GS Business.
Health operating income margin for the quarter was 13.6%, compared to 9.3% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 16.4%, compared to 12.3% in the prior year quarter, primarily attributable to higher margins on certain IS&GS contracts.
Cash Flow Summary
Net cash provided by operating activities for the quarter were $268 million compared to $273 million in the prior year quarter. The lower operating net cash inflows were primarily due to higher payments for taxes and interest, partially offset by lower payments for acquisition and integration expenses and lower vendor payments.
Net cash used in investing activities for the quarter were $19 million compared to net cash provided of $16 million in the prior year quarter. The decrease in net cash from investing activities was primarily due to cash acquired as part of the acquisition of the IS&GS business in the prior year quarter.
Net cash used in financing activities for the quarter were $175 million compared to $463 million in the prior year quarter. The decrease is primarily due to payment of a special cash dividend offset by the borrowings to finance the IS&GS acquisition in the prior year quarter. In addition, there were higher debt repayments in the quarter versus the prior year quarter.
As of September 29, 2017, the Company had $287 million in cash and cash equivalents and $3.1 billion of debt.
New Business Awards
Net bookings totaled $3.1 billion in the quarter, representing a book-to-bill ratio of 1.2.
Notable recent awards received include:

•
Social Security Administration: Leidos was awarded a prime contract to provide information technology services in support of the SSA Agency Strategic Plan. Under this follow-on contract, Leidos will provide lifecycle activities for software improvement, database and data administration, software engineering and management support and systems administration and security support. The multiple-award indefinite delivery/indefinite quantity contract has up to a ten-year period of performance, should all option periods be exercised, with a total contract ceiling of $2.3 billion.

•
Department of Homeland Security: Leidos was selected as the prime task order awardee by the General Services Administration Federal Systems Integration and Management Center, on behalf of the Department of Homeland Security, to provide operations and maintenance, security, optimization, enhancement, design, engineering, architecture, integration, configuration, testing, and expansion of the Homeland Secure Data Network and the Classified Local Area Network under the Secure Enterprise Network Systems, Services and Support ("SENS3") task order. The single-award task order has a base period and five one-year option periods, with a total estimated value of approximately $684 million.

•
United States Army Contracting Command: Leidos was awarded a firm-fixed-price contract to provide support for the Afghan Air Force ("AAF") and Special Mission Wing ("SMW") helicopter/fixed-wing fleets. Through the Afghanistan Contractor Logistics Support contract, Leidos will deliver all flight operations, maintenance, and logistics, and will provide mentoring for the AAF and SMW to operate and maintain aircraft. Work will be performed in Kabul, Afghanistan, with an estimated completion date of May 31, 2020 and potential value up to $728 million.

•
Intelligence Community: The Company was awarded contracts valued at $390 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of the quarter was $17.7 billion, of which $5.6 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is updating its fiscal year 2017 guidance as follows:

•	Revenues of $10.1 billion to $10.4 billion, no change from prior guidance;

•	Adjusted EBITDA margins of 10.2% to 10.4% versus the prior range of 9.8% to 10.2%;

•	Non-GAAP diluted earnings per share from continuing operations of $3.60 to $3.75, up from the previous range of $3.45 to $3.60; and

•	Cash flows provided by operating activities from continuing operations at or above $490 million, up from previous guidance at or above $475 million.
Non-GAAP diluted earnings per share excludes amortization of acquired intangible assets, asset impairment charges, restructuring expenses, acquisition and integration costs, amortization of equity method investments, gains and losses on sale of assets and businesses and adjustments to the income tax provision to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted earnings per share from continuing operations to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income (loss) may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income (loss) and diluted earnings per share from continuing operations being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted earnings per share from continuing operations.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 7:30 A.M. eastern time on November 2, 2017. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13671145.
About Leidos
Leidos is a FORTUNE 500® science and technology solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 32,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $7.04 billion for the fiscal year ended December 30, 2016.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins (including on a non-GAAP basis), operating income, earnings, earnings per share (including on a non-GAAP basis), charges, backlog, bookings, contract values, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; factors relating to the transaction with Lockheed Martin, including, tax treatment; the possibility that we may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all, the integration of the acquired Information Systems & Global Solutions business being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the transaction in customer, supplier and other business relationships; general market perception of the transaction and exposure to lawsuits and contingencies associated with the Information Systems & Global Solutions business; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of November 2, 2017. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly M. Freeman	Melissa L. Koskovich
571.526.7686	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Revenues	$2,503	$1,868	$7,654	$4,468
Cost of revenues	2,189	1,630	6,692	3,925
Selling, general and administrative expenses	141	88	428	204
Acquisition and integration costs	21	44	56	68
Restructuring expenses	6	5	25	6
Equity earnings of non-consolidated subsidiaries	(5)	—	(5)	—
Operating income	151	101	458	265
Interest income	1	3	5	8
Interest expense	(36)	(28)	(110)	(57)
Other (expense) income, net	—	(1)	6	(3)
Income from continuing operations before income taxes	116	75	359	213
Income tax (expense) benefit	(37)	17	(108)	(27)
Net income	79	92	251	186
Less: net (loss) income attributable to non-controlling interest	(3)	1	(1)	1
Net income attributable to Leidos common stockholders	$82	$91	$252	$185
Earnings per share:
Basic	$0.54	$0.81	$1.67	$2.18
Diluted	0.53	0.80	1.65	2.13
Weighted average number of common shares outstanding:
Basic	152	112	151	85
Diluted	154	114	153	87

Cash dividends declared per share	$0.32	$13.96	$0.96	$14.60

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 29, 2017	December 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$287	$376
Receivables, net	1,797	1,657
Inventory, prepaid expenses and other current assets	487	348
Total current assets	2,571	2,381
Property, plant and equipment, net	212	259
Intangible assets, net	925	1,589
Goodwill	4,976	4,622
Deferred tax assets	—	16
Other assets	239	265
	$8,923	$9,132
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,500	$1,427
Accrued payroll and employee benefits	435	483
Dividends payable	18	23
Income taxes payable	4	21
Long-term debt, current portion	64	62
Total current liabilities	2,021	2,016
Long-term debt, net of current portion	3,043	3,225
Deferred tax liabilities	337	540
Other long-term liabilities	215	204
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 151 million and 150 million shares issued and outstanding at September 29, 2017 and December 30, 2016, respectively	—	—
Additional paid-in capital	3,335	3,316
Accumulated deficit	(72)	(177)
Accumulated other comprehensive income (loss)	31	(4)
Total Leidos stockholders’ equity	3,294	3,135
Non-controlling interest	13	12
Total equity	3,307	3,147
	$8,923	$9,132

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Nine Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Cash flows from operations:
Net income	$79	$92	$251	$186
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	92	37	254	54
Stock-based compensation	12	9	32	25
Bad debt expense	(1)	1	11	1
Other	8	—	23	(3)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	24	216	(155)	140
Inventory, prepaid expenses and other current assets	(86)	(70)	(46)	(80)
Accounts payable and accrued liabilities	128	29	5	36
Accrued payroll and employee benefits	(37)	(4)	(44)	(2)
Deferred income taxes and income taxes receivable/payable	(6)	(26)	(50)	(19)
Other long-term assets/liabilities	55	(11)	81	(10)
Net cash provided by operating activities of continuing operations	268	273	362	328
Cash flows from investing activities:
Payments for property, plant and equipment	(19)	(13)	(42)	(20)
Acquisition of business	—	25	—	25
Collections on promissory note	—	4	2	4
Net proceeds from sale of assets	—	—	7	3
Proceeds from disposition of business	—	—	—	23
Other	—	—	—	(1)
Net cash (used in) provided by investing activities of continuing operations	(19)	16	(33)	34
Cash flows from financing activities:
Payments of long-term debt	(125)	(100)	(194)	(102)
Proceeds from debt issuance	—	690	—	690
Payments for debt issuance and modification costs	(4)	(30)	(4)	(30)
Proceeds from issuances of stock	3	19	10	25
Repurchases of stock and other	(1)	(1)	(26)	(20)
Special cash dividend payment	—	(993)	—	(993)
Dividend payments	(48)	(48)	(150)	(94)
Net cash used in financing activities of continuing operations	(175)	(463)	(364)	(524)
Net increase (decrease) in cash, cash equivalents and restricted cash from continuing operations	74	(174)	(35)	(162)
Cash flows from discontinued operations:
Net cash used in investing activities of discontinued operations	—	—	—	(1)
Net decrease in cash, cash equivalents and restricted cash from discontinued operations	—	—	—	(1)

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS [CONTINUED]
(in millions)

	Three Months Ended		Nine Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Net increase (decrease) in cash, cash equivalents and restricted cash	74	(174)	(35)	(163)
Cash, cash equivalents and restricted cash at beginning of period	287	684	396	673
Cash, cash equivalents and restricted cash at end of period	$361	$510	$361	$510

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

During the quarter ended March 31, 2017, the Company completed its business reorganization, which resulted in identification of three reportable segments (Defense Solutions, Civil, Health). Additionally, we separately present the costs associated with corporate functions as Corporate. The Company commenced operating and reporting under the new organizational structure effective the beginning of fiscal 2017. As a result of this change, prior year segment results and disclosures have been recast to reflect the new reportable segments.
The segment information for the periods presented was as follows:

	Three Months Ended				Nine Months Ended
	September 29, 2017	September 30, 2016	Dollar change	Percent change	September 29, 2017	September 30, 2016	Dollar change	Percent change
Revenues:
Defense Solutions	$1,201	$1,009	$192	19.0%	$3,738	$2,574	$1,164	45.2%
Civil	838	559	279	49.9%	2,555	1,220	1,335	109.4%
Health	464	300	164	54.7%	1,361	674	687	101.9%
Total	$2,503	$1,868	$635	34.0%	$7,654	$4,468	$3,186	71.3%

Operating income (loss):
Defense Solutions	$80	$93	$(13)	(14.0)%	$222	$224	$(2)	(0.9)%
Civil	50	38	12	31.6%	170	80	90	112.5%
Health	63	28	35	125.0%	184	62	122	196.8%
Corporate	(42)	(58)	16	NM	(118)	(101)	(17)	NM
Total	$151	$101	$50	49.5%	$458	$265	$193	72.8%

Operating income margin:
Defense Solutions	6.7%	9.2%			5.9%	8.7%
Civil	6.0%	6.8%			6.7%	6.6%
Health	13.6%	9.3%			13.5%	9.2%
Total	6.0%	5.4%			6.0%	5.9%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	September 29, 2017	December 30, 2016
Defense Solutions:
Funded backlog	$2,266	$3,171
Negotiated unfunded backlog	4,998	4,936
Total Defense Solutions backlog	$7,264	$8,107
Civil:
Funded backlog	$2,679	$1,950
Negotiated unfunded backlog	4,950	5,250
Total Civil backlog	$7,629	$7,200
Health:
Funded backlog	$638	$854
Negotiated unfunded backlog	2,163	1,575
Total Health backlog	$2,801	$2,429
Total:
Funded backlog	$5,583	$5,975
Negotiated unfunded backlog	12,111	11,761
Total backlog	$17,694	$17,736
Total backlog at September 29, 2017, included $163 million of benefit due to the impact of foreign currency movement between the U.S. dollar and the British pound.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, adjusted EBITDA and non-GAAP EPS from continuing operations, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from income from continuing operations: (i) other (expense) income, net; (ii) interest expense; (iii) interest income; (iv) income tax (expense) benefit adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs – Represents costs related to the acquisition and integration of the IS&GS Business.

•	Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.

•
Restructuring expenses – Represents costs associated with lease termination and severance costs related to the Company’s acquisition of the IS&GS Business and the September 2013 spin-off of its former technical services.

•	Amortization of equity method investments – Represents the amortization of the fair value of equity method investments acquired with the IS&GS Business.

•	Gains and losses on sale of assets and businesses – Represents the gains or losses on certain sales of real estate and businesses.

•	Asset impairment charges – Represents impairments of long lived intangible and tangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income from continuing operations, before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Quarter Ended September 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP results
Operating income	$151	$21	$76	$6	$2	$256
Non-operating expense, net	(35)	—	—	—	—	(35)
Income from continuing operations, before income taxes	116	21	76	6	2	221
Income tax expense[1]	(37)	(8)	(30)	(2)	(1)	(78)
Net income	79	13	46	4	1	143
Less: net loss attributable to non-controlling interest	(3)	—	—	—	—	(3)
Net income attributable to Leidos common stockholders	$82	$13	$46	$4	$1	$146

Diluted EPS attributable to Leidos common stockholders	$0.53	$0.08	$0.30	$0.03	$0.01	$0.95
Diluted shares	154	154	154	154	154	154
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended September 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP results
Income from continuing operations, before income taxes	$116	$21	$76	$6	$2	$221
Depreciation expense	16	—	—	—	—	16
Amortization expense	78	—	(76)	—	(2)	—
Interest expense, net	35	—	—	—	—	35
EBITDA	$245	$21	$—	$6	$—	$272
EBITDA margin	9.8%					10.9%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Quarter Ended September 30, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Operating income	$101	$44	$27	$5	$177
Non-operating expense, net	(26)	—	—	—	(26)
Income from continuing operations, before income taxes	75	44	27	5	151
Income tax expense[1]	17	(11)	(11)	(2)	(7)
Net income	92	33	16	3	144
Less: net income attributable to non-controlling interest	1	—	—	—	1
Net income attributable to Leidos common stockholders	$91	$33	$16	$3	$143

Diluted EPS attributable to Leidos common stockholders	$0.80	$0.29	$0.14	$0.03	$1.25
Diluted shares	114	114	114	114	114
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Quarter Ended September 30, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Non-GAAP results
Income from continuing operations, before income taxes	$75	$44	$27	$5	$151
Depreciation expense	10	—	—	—	10
Amortization expense	27	—	(27)	—	—
Interest expense, net	25	—	—	—	25
EBITDA	$137	$44	$—	$5	$186
EBITDA margin	7.3%				10.0%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss (gain) on sale of assets and businesses	Non-GAAP results
Operating income	$458	$56	$212	$25	$11	$—	$762
Non-operating expense, net	(99)	—	—	—	—	1	(98)
Income from continuing operations, before income taxes	359	56	212	25	11	1	664
Income tax expense[1]	(108)	(22)	(82)	(10)	(4)	—	(226)
Net income	251	34	130	15	7	1	438
Less: net loss attributable to non-controlling interest	(1)	—	—	—	—	—	(1)
Net income attributable to Leidos common stockholders	$252	$34	$130	$15	$7	$1	$439

Diluted EPS attributable to Leidos common stockholders	$1.65	$0.22	$0.85	$0.10	$0.04	$0.01	$2.87
Diluted shares	153	153	153	153	153	153	153
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Nine Months Ended September 29, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Loss (gain) on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$359	$56	$212	$25	$11	$1	$664
Depreciation expense	42	—	—	—	—	—	42
Amortization expense	223	—	(212)	—	(11)	—	—
Interest expense, net	105	—	—	—	—	—	105
EBITDA	$729	$56	$—	$25	$—	$1	$811
EBITDA margin	9.5%						10.6%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Nine Months Ended September 30, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Loss (gain) on sale of assets and businesses	Non-GAAP results
Operating income	$265	$68	$30	$6	$—	$369
Non-operating expense, net	(52)	—	—	—	(5)	(57)
Income from continuing operations, before income taxes	213	68	30	6	(5)	312
Income tax expense[1]	(27)	(21)	(12)	(2)	1	(61)
Net income	186	47	18	4	(4)	251
Less: net income attributable to non-controlling interest	1	—	—	—	—	1
Net income attributable to Leidos common stockholders	$185	$47	$18	$4	$(4)	$250

Diluted EPS	$2.13	$0.54	$0.21	$0.05	$(0.05)	$2.87
Diluted shares	87	87	87	87	87	87
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

	Nine Months Ended September 30, 2016
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Loss (gain) on sale of assets and businesses	Non-GAAP results
Income from continuing operations, before income taxes	$213	$68	$30	$6	$(5)	$312
Depreciation expense	24	—	—	—	—	24
Amortization expense	30	—	(30)	—	—	—
Interest expense, net	49	—	—	—	—	49
EBITDA	$316	$68	$—	$6	$(5)	$385
EBITDA margin	7.1%					8.6%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Quarter Ended September 29, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$80	$—	$21	$—	$—	$101	8.4%
Civil	50	—	42	—	2	94	11.2%
Health	63	—	13	—	—	76	16.4%
Corporate	(42)	21	—	6	—	(15)	NM
Total	$151	$21	$76	$6	$2	$256	10.2%

	Quarter Ended September 30, 2016
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles(1)	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$93	$—	$4	$—	$97	9.6%
Civil	38	—	14	—	52	9.3%
Health	28	—	9	—	37	12.3%
Corporate	(58)	44	—	5	(9)	NM
Total	$101	$44	$27	$5	$177	9.5%

	Nine Months Ended September 29, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investments	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$222	$—	$82	$—	$2	$306	8.2%
Civil	170	—	98	—	9	277	10.8%
Health	184	—	32	—	—	216	15.9%
Corporate	(118)	56	—	25	—	(37)	NM
Total	$458	$56	$212	$25	$11	$762	10.0%

	Nine Months Ended September 30, 2016
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles(1)	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$224	$—	$4	$—	$228	8.9%
Civil	80	—	17	—	97	8.0%
Health	62	—	9	—	71	10.5%
Corporate	(101)	68	—	6	(27)	NM
Total	$265	$68	$30	$6	$369	8.3%
NM - Not Meaningful
(1) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.